Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

July 20, 2020

Hyundai ABS Funding, LLC
3161 Michelson Drive, Suite 1900
Irvine, California 92612

Re:	Hyundai ABS Funding, LLC Registration Statement on Form SF-3 Registration No. 333-229037

Ladies and Gentlemen:

We have acted as special federal tax counsel to Hyundai ABS Funding, LLC (the “Company”), a Delaware limited liability company, in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes, the Class A-4 Auto Loan Asset Backed Notes, the Class B Auto Loan Asset Backed Notes and the Class C Auto Loan Asset Backed Notes (collectively, the “Notes”) described in the final prospectus dated July 14, 2020 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Hyundai Auto Receivables Trust 2020-B (the “Trust”), which was formed by the Company pursuant to a trust agreement between the Company and U.S. Bank Trust National Association, as owner trustee. The Notes will be issued pursuant to an indenture between the Trust and Citibank, N.A., as indenture trustee. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Prospectus, the Trust Agreement, the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”). In addition, we have assumed that the Operative

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown llp

Hyundai ABS Funding, LLC

Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof.

We hereby confirm and adopt the Opinions set forth in the Prospectus (to the extent they relate to federal income tax consequences) under the captions “Summary of Terms—Tax Status” and “Material United States Federal Income Tax Consequences.”

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the IRS.

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or Prospectus, including this exhibit.

Sincerely,

/s/ Mayer Brown LLP

MAYER BROWN LLP